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                                                                    EXHIBIT 3.36

                          CERTIFICATE OF INCORPORATION

                                       OF

                         IMCO RECYCLING SERVICES COMPANY

         First:            The name of the Corporation is IMCO Recycling
Services Company.

         Second:           The address of the registered office of the
Corporation in the State of Delaware is 30 Old Rudnick Lane, Suite 100, in the City of Dover, County of Kent, Delaware 19901, and the name of its registered agent at such office is LEXIS Document Services, Inc.

         Third:            The purpose of the Corporation is to engage in any
lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

         Fourth:           The total number of shares of stock which the
Corporation shall have authority to issue is 10,000 shares of Common Stock, $0.01 par value.

         Fifth:            No holder of any shares of any class shall as such
holder have any preemptive right to subscribe for or purchase any other shares or securities of any class, whether now or hereafter authorized, which at any time may be offered for sale or sold by the Corporation.

         Sixth:            The name and the mailing address of the incorporator
is:

       Name                               Mailing Address
Marc H. Folladori                   1000 Louisiana, Suite 4300
                                    Houston, Texas 77002-5012

         Seventh:          In lieu of the business and affairs of the
Corporation being managed by a board of directors, the business and affairs of the Corporation shall be managed by its stockholders, as permitted by Section 141(a) of the DGCL.

         Eighth:           The liability of the Corporation's stockholders in
exercising or performing any of the powers or duties otherwise conferred or imposed upon a board of directors pursuant to the DGCL for monetary damages for breach of fiduciary duties shall be eliminated, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection provided hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

         Ninth:            The Corporation shall have perpetual existence.

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         THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of December, 2000.

                                        /s/ Marc H. Folladori
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                                        Marc H. Folladori, Incorporator

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